Exhibit 10.2

GUARANTEE

Dated as of February 10, 2014

From

THE GUARANTORS NAMED HEREIN

as Guarantors

in favor of

Cortland Capital Market Services LLC, as Administrative Agent

THE OBLIGATIONS OF PARENT AND EACH 21C GUARANTOR UNDER THIS TERM B LOAN GUARANTEE CONSTITUTE (1) “SENIOR DEBT” AND “DESIGNATED SENIOR DEBT” (OR ANY OTHER TERMS OF SIMILAR MEANING AND IMPORT) OF PARENT AND SUCH 21C GUARANTOR UNDER AND AS DEFINED IN THE DOCUMENTS GOVERNING THE SUBORDINATED NOTES AND (TO THE EXTENT THE CONCEPT OF DESIGNATED SENIOR DEBT (OR SIMILAR CONCEPT) EXISTS THEREIN) ANY REFINANCING THEREOF, AND (2) “SENIOR DEBT” AND “DESIGNATED SENIOR DEBT” OR ANY SIMILAR CATEGORY OF DEBT (TO THE EXTENT SUCH CONCEPT OR ANY OTHER TERMS OF SIMILAR IMPORT EXISTS AT ANY TIME) UNDER THE DOCUMENTS GOVERNING THE ONCURE NOTES OR THE SECOND LIEN NOTES OR ANY REFINANCING THEREOF

GUARANTEE

GUARANTEE dated as of February 10, 2014 (the “Term B Loan Guarantee”) made by 21st Century Oncology Holdings, Inc. (“Parent”), 21st Century Oncology, Inc. (“21C”), and each of the Persons listed on the signature pages hereof as Guarantors and the Additional 21C Guarantors (as defined in Section 16 herein) (such Persons so listed (other than Parent) and the Additional 21C Guarantors being collectively referred to herein as the “21C Guarantors” and, individually, a “21C Guarantor”), in favor of the Cortland Capital Market Services LLC as administrative agent (the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENT.  21C East Florida, LLC, a Delaware limited liability company (together with its successors, the “Borrower”), is party to a Credit Agreement, dated as of February 10, 2014 (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, and Administrative Agent as administrative agent and collateral agent.  Parent holds a 51% equity interest in Borrower, 21C holds a 42% equity interest in Borrower, and 21st Century of Florida Acquisition, LLC holds a 7% equity interest in Borrower.  Parent and each 21C Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement and the documents executed and/or delivered pursuant thereto, and it is a condition precedent to the making of Loans by the Secured Parties under the Credit Agreement that Parent and each 21C Guarantor shall have executed and delivered this Term B Loan Guarantee.

NOW, THEREFORE, in consideration of the foregoing premises, and in order to induce the Secured Parties to enter into the Credit Agreement, Parent and each 21C Guarantor, jointly and severally with each other such party, hereby agrees as follows:

Section 1.                                           Term B Loan Guarantee.

Parent and the 21C Guarantors each hereby unconditionally and jointly and severally guarantee to Administrative Agent, for the ratable benefit of the Secured Parties and their successors and assigns: the prompt and complete payment and performance of the Obligations of the Borrower under the Credit Agreement (hereinafter, the “Obligations”) including, without limitation: (a) the due and punctual payment of the principal of, premium, if any, and interest on the Loans, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Borrower to the Secured Parties or the Administrative Agent under the Credit Agreement, all in accordance with the terms of the Credit Agreement and this Term B Loan Guarantee; and (b) in case of any extension of time of payment or renewal of any Loans or any other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 7 of the Credit Agreement or otherwise; provided, however, that the aggregate liability of the OnCure Guarantors under this Term B Loan Guarantee shall not exceed $9.5 million.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, Parent and the 21C Guarantors shall each be jointly and severally obligated to, as applicable, pay or perform the same immediately.  Parent and each 21C Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Parent and the 21C Guarantors each hereby agrees that its obligations with regard to this Term B Loan Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Obligations, the absence of any action to enforce the same, the recovery of any judgment against the Borrower or any other Person liable therefor with respect to the Credit Agreement or the Obligations, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of Parent or a 21C Guarantor.  Parent and the 21C Guarantors each further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower or other Person liable for the Obligations, protest, notice and all demands whatsoever, and covenants that this Term B Loan Guarantee will not be discharged as to any of the Obligations except by complete payment and performance in full of the Obligations in accordance with the Credit Agreement or as provided in this Term B Loan Guarantee.

If any Secured Party is required by any court or otherwise to return to the Borrower, Parent or the 21C Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Borrower, Parent or the 21C Guarantors, any amount paid by either to any Secured Party, this Term B Loan Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Parent and each 21C Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Secured Parties in respect of any Obligations guaranteed hereby until payment and performance in full of all Obligations guaranteed hereby.  Parent and each 21C Guarantor further agrees that, as between Parent and the 21C Guarantors, on the one hand, and the Secured Parties and the Administrative Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 7 of the Credit Agreement for the purposes of this Term B Loan Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 7 of the Credit Agreement that occurs, such obligations (whether or not due and payable) shall forthwith become due and payable by Parent and the 21C Guarantors for the purpose of this Term B Loan Guarantee.  Parent and each 21C Guarantor shall have the right to seek contribution from any non-paying 21C Guarantor (including Parent and 21C) so long as the exercise of such right does not impair the rights of the Secured Parties under this Term B Loan Guarantee.

Section 2.                                           Limitation on 21C Guarantor Liability.

Parent and each 21C Guarantor and each Secured Party hereby confirms that it is the intention of all such parties that the guarantee of Parent and each 21C Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any guarantee (herein collectively, the “Insolvency Laws”).  To effectuate the foregoing intention, the Secured Parties, Parent and each of the 21C Guarantors hereby irrevocably agree that the maximum liability of each of Parent and each 21C Guarantor shall in no event exceed the maximum amount which can be guaranteed by such guarantor without rendering this Term B Loan Guarantee, as it relates to such guarantor, voidable under applicable Insolvency Laws, after giving effect to the right of such guarantor to contribution from Parent or the other 21C Guarantors and any other rights such guarantor may have, contractual or otherwise; provided, however, that the aggregate liability of the OnCure Guarantors under this Term B Loan Guarantee shall not exceed $9.5 million.

Section 3.                                           Execution and Delivery of the Term B Loan Guarantee.

To evidence its Term B Loan Guarantee set forth in Section 1, Parent and each 21C Guarantor hereby agrees that this Term B Loan Guarantee shall be executed on behalf of Parent and such 21C Guarantor by its President or one of its Vice Presidents.

21C hereby agrees that it shall cause each Person that becomes obligated to provide a Term B Loan Guarantee pursuant to Section 16 to execute a supplemental guaranty, pursuant to which such Person provides the guarantee set forth in this Term B Loan Guarantee and otherwise assumes the obligations and accepts the rights of a 21C Guarantor under this Term B Loan Guarantee, in each case with the same effect and to the same extent as if such Person had been named herein as a 21C Guarantor.

Section 4.                                           21C Guarantors May Consolidate, Etc., on Certain Terms.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental guaranty, executed and delivered to the Administrative Agent in accordance with Section 16 and the due and punctual performance of all of the covenants and conditions of this Term B Loan Guarantee to be performed by Parent or the 21C Guarantors, such successor Person shall succeed to and be substituted for Parent or the 21C Guarantors with the same effect as if it had been named herein as such.  All the Term B Loan Guarantees so issued shall in all respects have the same legal rank and benefit as the Term B Loan Guarantees theretofore and thereafter issued as though all of such Term B Loan Guarantees had been issued at the date of the execution hereof.

Nothing contained in this Term B Loan Guarantee shall prevent any consolidation or merger of Parent or a 21C Guarantor with or into Parent or another 21C Guarantor, or shall prevent any sale or conveyance of the property of a 21C Guarantor as an entirety or substantially as an entirety to Parent or another 21C Guarantor.

Section 5.                                           Releases of Term B Loan Guarantees.

In the event of a sale or other disposition of all or substantially all of the assets of Parent or any 21C Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of Parent or any 21C Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of

21C, then Parent or such 21C Guarantor, as applicable (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such 21C Guarantor), or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of Parent or such 21C Guarantor) shall be released and relieved of any obligations under its Term B Loan Guarantee; provided that the net proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of this Term B Loan Guarantee, including without limitation Section 13.  In the case of any 21C Restricted Subsidiary which after the Closing Date is required to guarantee the Loans pursuant to Section 16, such 21C Restricted Subsidiary shall be released and relieved of any obligations under its Term B Loan Guarantee upon the release or discharge of the guarantee by such 21C Restricted Subsidiary of Indebtedness of the Borrower or any 21C Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Obligations.  If a 21C Guarantor ceases to be a Person required to become a Guarantor pursuant to the terms of the Loan Documents, such 21C Guarantor shall be released and relieved of any obligations under its Term B Loan Guarantee.  Upon delivery by 21C to the Administrative Agent of an Officers’ Certificate to the effect that such sale or other disposition was made by 21C in accordance with the provisions of this Term B Loan Guarantee, including without limitation Section 13, the Administrative Agent shall execute any documents reasonably requested by the Borrower or such 21C Guarantor in order to evidence the release of any 21C Guarantor from its obligations under its Term B Loan Guarantee.  Any of Parent or any 21C Guarantor that is not released from its obligations under its Term B Loan Guarantee shall remain liable for the full amount of the Obligations.

Section 6.                                           21C Reports.

(a)           Notwithstanding that 21C may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, if not filed electronically with the SEC through EDGAR (or any successor system), 21C shall provide to the Administrative Agent to be provided to the Secured Parties, within 15 days of the time periods specified in the relevant forms:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if 21C were required to file such Forms (but without any requirement to provide separate financial statements of any Subsidiary of 21C), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by 21C’s independent registered public accounting firm; and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if 21C were required to file such reports.

(b)           If 21C has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in “Management’s

Discussion and Analysis of Results of Operations and Financial Condition,” of the financial condition and results of operations of 21C and its Restricted Subsidiaries.

Delivery of such reports, information and documents to the Administrative Agent pursuant to this Section 6 is for informational purposes only, and the Administrative Agent’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including 21C’s compliance with any of its covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on Officers’ Certificates).

Section 7.                                           21C Compliance Certificate.

(a)           21C shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2014, an Officers’ Certificate stating that a review of the activities of 21C, the 21C Guarantors and their respective Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether 21C, the 21C Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled their obligations under this Term B Loan Guarantee, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge 21C, the 21C Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Term B Loan Guarantee and are not in default in the performance or observance of any of the terms, provisions and conditions of this Term B Loan Guarantee (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action 21C is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Loans is prohibited or if such event has occurred, a description of the event and what action 21C is taking or proposes to take with respect thereto.

(b)           [Reserved].

(c)           21C shall deliver to the Administrative Agent, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and/or the lapse of time would become an Event of Default, its status and what action 21C is taking or proposes to take with respect thereto.

Section 8.                                           21C Taxes.

21C shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Secured Parties.

Section 9.                                           21C Corporate Existence.

Subject to Section 18 hereof, 21C shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate,

partnership or other existence of each 21C Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of 21C or any such 21C Restricted Subsidiary and (b) the rights (charter and statutory), licenses and franchises of 21C and the 21C Restricted Subsidiaries; provided, however, that 21C shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any 21C Restricted Subsidiary, if the Board of Directors of 21C shall determine that the preservation thereof is no longer desirable in the conduct of the business of 21C and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Secured Parties, or that such preservation is not necessary in connection with any transaction not prohibited by this Term B Loan Guarantee.

Section 10.                                    Incurrence of Additional Debt by 21C and the 21C Restricted Subsidiaries.

(a)           21C will not, and will not permit any of the 21C Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”), any Indebtedness; provided, however, that 21C or any 21C Restricted Subsidiary that is or, upon such incurrence, becomes a 21C Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any 21C Restricted Subsidiary that is not or will not, upon such incurrence, become a 21C Guarantor may incur Acquired Indebtedness, in each case, if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of 21C is greater than 2.0 to 1.0.

(b)           Section 10(a) will not prohibit the incurrence of any of the following items of Indebtedness:

(1)           Indebtedness represented by the Term B Loan Guarantees of the Obligations;

(2)           Indebtedness incurred pursuant to the  21C Credit Agreement or its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $150.0 million less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with 21C Net Cash Proceeds from 21C Asset Sales pursuant to Section 13(a)(3);

(3)           other Indebtedness of 21C and its Restricted Subsidiaries outstanding on the Closing Date (including, without limitation, 21C’s $350.0 million aggregate principal amount of 8 7/8% Senior Secured Second Lien Notes due 2017 issued under an indenture (the “Second Lien Notes Indenture”) dated as of May 10, 2012 among 21C, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent (the “Second Lien Notes”), 21C’s $376.25 million aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2017 issued under an indenture (the “Subordinated Notes Indenture”) dated as of April 20, 2010 among 21C, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Subordinated Notes”), the OnCure Notes issued under the OnCure Indenture, Capitalized Lease Obligations, and Indebtedness of 21C and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment that is used or is useful in a Similar Business (including through the purchase of Capital Stock of any Person owning such assets) (the “21C Purchase Money Indebtedness”) outstanding on the Closing Date);

(4)           Indebtedness represented by Capitalized Lease Obligations and 21C Purchase Money Indebtedness of 21C and its Restricted Subsidiaries not to exceed the greater of $50.0 million and 4.0% of 21C Total Assets at any one time outstanding;

(5)           Hedging Obligations of 21C or any 21C Restricted Subsidiary;

(6)           Indebtedness incurred by 21C or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7)           Indebtedness of a Restricted Subsidiary of 21C to 21C or to a Restricted Subsidiary of 21C for so long as such Indebtedness is held by 21C or a Restricted Subsidiary of 21C or the holder of a Lien permitted under this Term B Loan Guarantee, in each case subject to no Lien held by a Person other than 21C or a Restricted Subsidiary of 21C or the holder of a Lien permitted under this Term B Loan Guarantee; provided that if as of any date any Person other than 21C or a Restricted Subsidiary of 21C or the holder of a Lien permitted under this Term B Loan Guarantee owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (7) by the issuer of such Indebtedness;

(8)           Indebtedness of 21C to a Restricted Subsidiary of 21C for so long as such Indebtedness is held by a Restricted Subsidiary of 21C or the holder of a Lien permitted under this Term B Loan Guarantee, in each case subject to no Lien other than a Lien permitted under this Term B Loan Guarantee; provided that (a) any Indebtedness of 21C to any Restricted Subsidiary of 21C that is not a 21C Guarantor is unsecured and subordinated, pursuant to a written agreement, to 21C’s obligations under this Term B Loan Guarantee and (b) if as of any date any Person other than a Restricted Subsidiary of 21C or the holder of a Lien permitted under this Term B Loan Guarantee owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (8) by 21C;

(9)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(10)         Indebtedness of 21C or any of its Restricted Subsidiaries in respect of performance bonds, completion guarantees, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(11)         21C Refinancing Indebtedness;

(12)         Indebtedness represented by guarantees by 21C or its Restricted Subsidiaries of Indebtedness or other obligations otherwise permitted to be incurred under this Term B Loan Guarantee;

(13)         Indebtedness of 21C or any 21C Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, earn-outs or similar obligations in connection with the acquisition or disposition of assets or a Subsidiary;

(14)         Indebtedness or Disqualified Stock of Persons (other than Indebtedness or Disqualified Stock incurred in anticipation of such acquisition or merger) that are acquired by 21C or any 21C Restricted Subsidiary or merged into 21C or a 21C Restricted Subsidiary in accordance with the terms of this Term B Loan Guarantee; provided that after giving effect to such acquisition either (A) 21C would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 10(a) or (B) the Consolidated Fixed Charge Coverage Ratio would be greater than such Consolidated Fixed Charge Coverage Ratio immediately prior to such acquisition;

(15)         additional Indebtedness of 21C and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the 21C Credit Agreement);

(16)         Indebtedness consisting of promissory notes issued by 21C or any 21C Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of 21C or any of its direct or indirect parent corporations permitted by Section 11; provided that any such obligations shall be explicitly subordinated to the obligations of 21C or such 21C Restricted Subsidiary for the Obligations pursuant to this 21C Guaranty;

(17)         [Reserved];

(18)         Indebtedness of Subsidiaries of 21C that are not OnCure Guarantors or 21C Guarantors in an aggregate principal amount not to exceed the greater of $15.0 million and 1.25% of 21C Total Assets at any one time outstanding; and

(19)         Indebtedness of 21C or any 21C Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business.

(c)           For purposes of determining compliance with this Section 10, in the event that an item of Indebtedness meets the criteria of more than one of Sections 10(b)(1) through (19) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 10(a), 21C shall, in its sole discretion, classify (or on a later date reclassify in whole or in part so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification) such item of Indebtedness in any manner that complies with this covenant (and any portion of an item of Indebtedness to be incurred under Sections 10(b)(1) through (19) on a particular date shall not be included in the calculation of the Consolidated Fixed Charge Coverage Ratio in determining the amount of Indebtedness that may be incurred on the same date pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of this covenant); provided that all Indebtedness outstanding under the 21C Credit Agreement on the Closing Date shall initially be deemed to have been incurred pursuant to Section 10(b)(2).  Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. The maximum amount of Indebtedness that 21C and the 21C Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

(d)           21C will not incur, and will not permit any 21C Guarantor to incur or suffer to exist, any Indebtedness (including Indebtedness permitted to be incurred under Section 10(b)) that is contractually subordinated in right of payment to any other Indebtedness of 21C or such 21C Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Obligations and the Term B Loan Guarantees to the same extent.  For purposes of this Term B Loan Guarantee, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of 21C or any 21C Guarantor solely by virtue of such Indebtedness being unsecured or secured by different collateral or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 11.                                    21C Restricted Payments.

(a)           21C will not, and will not cause or permit any of the 21C Restricted Subsidiary to, directly or indirectly:

(1)           declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of 21C) on or in respect of shares of 21C’s Capital Stock to holders of such Capital Stock;

(2)           purchase, redeem or otherwise acquire or retire for value any Capital Stock of  21C;

(3)           make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any 21C Subordinated Indebtedness, except any payment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement and any payment of intercompany Indebtedness to 21C or any of its Restricted Subsidiaries; or

(4)           make any Investment (other than 21C Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “21C Restricted Payment”) if at the time of such 21C Restricted Payment or immediately after giving effect thereto,

(i)                                     a Default or an Event of Default shall have occurred and be continuing;

(ii)                                  21C is not able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under Section 10(b)); or

(iii)                               the aggregate amount of 21C Restricted Payments (including such proposed 21C Restricted Payment) made subsequent to the 21C Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of 21C shall exceed the sum of:

(A)          50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of 21C for the period beginning with the first full fiscal quarter during which the 21C Issue Date occurs and to the end of 21C’s most recently ended fiscal quarter for which internal financial statements are available at the time the 21C Restricted Payment occurs (treating such period as a single accounting period); plus

(B)          100% of the aggregate Qualified Proceeds received by 21C from any Person (other than a Subsidiary of 21C) from the issuance and sale subsequent to 21C Issue Date and on or prior to the date the 21C Restricted Payment occurs (the “21C Reference Date”) of Qualified Capital Stock of 21C or warrants, options or other rights to acquire Qualified Capital Stock of 21C (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

(C)          without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate Qualified Proceeds of any equity contribution received by 21C from a holder of 21C’s Capital Stock subsequent to the 21C Issue Date and on or prior to the 21C Reference Date; plus

(D)          without duplication, the sum of:

1)                            the aggregate amount returned in cash and the fair market value of property used or useful in a Similar Business on or with respect to Investments (other than 21C Permitted Investments) made subsequent to the 21C Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

2)                            the net cash proceeds and fair market value of property used or useful in a Similar Business received by 21C or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of 21C); and

3)                            upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary.

(b)           Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)           the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration or the redemption, repurchase or retirement of 21C Subordinated Indebtedness if at the date of any irrevocable redemption notice such payment would have complied with this covenant;

(2)           any 21C Restricted Payment, either (i) in exchange for shares of Qualified Capital Stock of 21C or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of 21C) of shares of Qualified Capital Stock of 21C (provided such net proceeds are excluded from the calculation set forth under clause (iii) above);

(3)           the acquisition or prepayment of any 21C Subordinated Indebtedness either (i) in exchange for (a) shares of Qualified Capital Stock of 21C or (b) 21C Refinancing Indebtedness, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of 21C) (provided such net proceeds are excluded from the calculation set forth under clause (iii) above) of (a) shares of Qualified Capital Stock of 21C or (b) 21C Refinancing Indebtedness;

(4)           repurchases by 21C of Capital Stock of 21C or any direct or indirect parent entity of 21C from current or former officers, directors, consultants, agents and employees of 21C or any of its Subsidiaries or their authorized representatives (including the heirs and estates of such Persons) pursuant to any management equity subscription agreement, stock option plan or agreement, shareholders agreement, or similar agreement, plan or arrangement, including amendments thereto, in an aggregate amount not to exceed $3.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum of $6.0 million in any calendar year); provided that such amount in any fiscal year may be increased in an amount not to exceed (a) the net cash proceeds from the sale of Qualified Capital Stock of 21C and, to the extent contributed to 21C, Capital Stock of any direct or indirect parent entity of 21C, in each case to any officer, director, consultant, agent or employee of 21C or any 21C Restricted Subsidiary of 21C that occurs after the Closing Date (provided such net proceeds, to the extent used to make a 21C Restricted Payment pursuant to this clause (4), are excluded from the calculation set forth under clause (iii) above), plus (b) the net cash proceeds of key man life insurance policies received by 21C or its Restricted Subsidiaries subsequent to the Closing Date;

(5)           the declaration and payment of dividends by 21C to, or the making of loans to, Parent or any direct or indirect parent in amounts required for Parent or any direct or indirect parent companies to pay, in each case without duplication,

(a)           franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)           foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of 21C and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that 21C and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were 21C, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c)           customary salary, bonus, severance and other benefits payable to officers and employees of any direct or indirect parent company of 21C to the extent such salaries, bonuses, severance and other benefits are attributable to the ownership or operation of 21C and its Restricted Subsidiaries;

(d)           customary corporate indemnities owing to directors and officers of Parent or any direct or indirect parent company of Parent;

(e)           general corporate operating and overhead costs and expenses of any direct or indirect parent company of 21C to the extent such costs and expenses are attributable to the ownership or operation of 21C and its Restricted Subsidiaries;

(f)            fees and expenses related to any unsuccessful equity or debt offering or other financing transaction of such parent entity; and

(g)           obligations under the Management Agreement;

(6)           the declaration and payment of dividends on 21C’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of 21C’s common stock or the common stock of any of its direct or indirect parent companies after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to 21C in or from any such public offering, other than public offerings with respect to 21C’s common stock registered on Form S-8;

(7)           cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the exercise or conversion of any warrants, options or other securities of Parent, any direct or indirect parent company of Parent or any of its Restricted Subsidiaries;

(8)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of 21C or any of its Restricted Subsidiaries and the repurchase or redemption of Disqualified Stock upon any scheduled redemption date; provided that such Disqualified Stock was issued under Section 10;

(9)           the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any 21C Subordinated Indebtedness (a) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a change of control as defined under such Indebtedness in accordance with provisions similar to Section 4.15 of the OnCure Indenture or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 13;

(10)         distributions of Capital Stock or Indebtedness of Unrestricted Subsidiaries (except to the extent of any 21C Permitted Investment under clauses (10), (12) and (19) of the definition thereof in such Unrestricted Subsidiary);

(11)         repurchases of Capital Stock of Parent, any of its direct or indirect parent companies, 21C or any Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or other securities convertible or exchangeable into Capital Stock of Parent, any of its direct or indirect parent companies, 21C or any Restricted Subsidiaries if such Capital Stock represents all or a portion of the exercise price of such options or warrants; and

(12)         so long as no Default or Event of Default shall have occurred and be continuing, other 21C Restricted Payments in an aggregate amount taken together with all other 21C Restricted Payments made pursuant to this clause (12) not to exceed $15.0 million.

In determining the aggregate amount of 21C Restricted Payments made for purposes of clause (iii) of the immediately preceding paragraph, (x) at any time subsequent to the 21C Issue Date only amounts expended pursuant to Section 4.10(a) and clauses (1), (6), (9) and (12) of Section 4.10(b) of the Second Lien Notes Indenture shall be included in such calculation and (y) on or following the Closing Date, only amounts expended pursuant to clauses (1), (6), (9) and (12) shall be included in such calculation.

Section 12.                                    21C Liens.

21C will not, and will not cause or permit any of the 21C Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than 21C Permitted Liens) that secure Indebtedness against or upon any property or assets of 21C or any of the 21C Restricted Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

Section 13.                                    21C Asset Sales.

(a)           21C will not, and will not permit any of the 21C Restricted Subsidiaries to, consummate a 21C Asset Sale unless:

(1)           21C or the applicable 21C Restricted Subsidiary, as the case may be, receives consideration at the time of such 21C Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by 21C’s Board of Directors);

(2)           at least 75% of the consideration received by 21C or the 21C Restricted Subsidiary, as the case may be, from such 21C Asset Sale shall be in the form of cash, Cash Equivalents and/or 21C Replacement Assets (as defined below) and is received at the time of such disposition; provided that (a) the amount of any liabilities (as shown on 21C’s or such 21C Restricted Subsidiary’s most recent balance sheet or the notes thereto) of 21C or any such 21C Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans or any Guarantee of a 21C Guarantor) that are assumed by the transferee of any such assets, (b) any securities, notes or other obligations received by 21C or any such 21C Restricted Subsidiary from such transferee that are, within 180 days after the date of the 21C Asset Sale, converted by 21C or such 21C Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash of Cash Equivalents received in that conversion, and (c) Designated Non-cash Consideration received by 21C or any 21C Restricted Subsidiary in connection with a joint venture with a Strategic Investor, provided that the aggregate amount of Designated Non-cash Consideration issued pursuant to this Section 13(a)(2)(c) since the Closing Date, together will all Designated Non-cash Consideration (as defined in the Second Lien Notes Indenture) issued pursuant to Section 4.12(a)(2)(c) of the Second Lien Notes Indenture since the 21C Issue Date, shall not exceed the greater of $25.0 million and 2.0% of the 21C Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, each shall be deemed to be cash for the purposes of this provision; and

(3)           upon the consummation of a 21C Asset Sale, 21C shall apply, or cause the applicable 21C Restricted Subsidiary to apply, the 21C Net Cash Proceeds relating to such 21C Asset Sale within 365 days of receipt thereof either:

(a)           (i) to prepay the Credit Agreement and correspondingly reduce availability thereunder in the amount so paid, or (ii) to prepay, acquire or otherwise retire Indebtedness of 21C or any Restricted Subsidiary of 21C that is not subordinated to the Obligations and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility in the amount so paid;

(b)           to make an investment or capital expenditure in assets that replace the properties and assets that were the subject of such 21C Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of 21C and its Restricted Subsidiaries as otherwise restricted pursuant to Section 17  hereof (“21C Replacement Assets”); and/or

(c)           to a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

(b)           Pending the final application of such 21C Net Cash Proceeds, 21C may temporarily reduce borrowings under the 21C Credit Agreement or any other revolving credit facility or otherwise use the 21C Net Cash Proceeds in any manner that is not prohibited by this Term B Loan Guarantee.

In the event of the transfer of substantially all (but not all) of the property and assets of 21C and the 21C Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 18 which does not constitute a 21C Change of Control, the successor corporation shall be deemed to have sold the properties and assets of 21C and the 21C Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were a 21C Asset Sale.  In addition, the fair market value of such properties and assets of 21C or the 21C Restricted Subsidiaries deemed to be sold shall be deemed to be 21C Net Cash Proceeds for purposes of this Section 13.

Section 14.                                    Dividend and Other Payment Restrictions Affecting 21C Restricted Subsidiaries.

21C will not, and will not cause or permit any of the 21C Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any 21C Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)           make loans or advances to 21C or any other Restricted Subsidiary or to pay any Indebtedness owed to 21C or any other Restricted Subsidiary of 21C; or

(3)           transfer any of its property or assets to 21C or any other Restricted Subsidiary of 21C, except in each case for such encumbrances or restrictions existing under or by reason of:

(a)           applicable law, rule, regulation or order;

(b)           this Term B Loan Guarantee;

(c)           customary non-assignment provisions of any contract or license or any lease governing a leasehold interest of any Restricted Subsidiary of 21C;

(d)           any instrument governing Acquired Indebtedness or Capital Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)           agreements existing on the Closing Date;

(f)            the 21C Credit Agreement;

(g)           the Subordinated Notes, the Subordinated Notes Indenture and related guarantees, the Second Lien Notes, the Second Lien Notes Indenture and related guarantees and the OnCure Notes, the OnCure Notes Indenture and related guarantees;

(h)           restrictions on the transfer of assets subject to any Lien permitted under this Term B Loan Guarantee imposed by the holder of such Lien;

(i)            customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(j)            21C Purchase Money Indebtedness or Capitalized Lease Obligations that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(k)           contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(l)            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(m)          customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(n)           Indebtedness or Capital Stock of any Restricted Subsidiary (i) that is a 21C Guarantor that is incurred subsequent to the Closing Date or (ii) that is incurred by a Foreign Subsidiary of 21C subsequent to the Closing Date;

(o)           an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e), (g) and (h) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to 21C in any material respect as determined by the Board of Directors of 21C in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e), (g) and (h); and

(p)           any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than (i) the encumbrances and restrictions contained in the 21C Credit Agreement, together with the security documents associated therewith as in effect on the Closing Date or (ii) in comparable financings (as determined in good faith by 21C) and where, in the case of clause (ii), either (a) 21C determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, 21C’s ability to make principal or interest payments on the Loans or (b) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness.

Section 15.                                    21C Affiliate Transactions.

(a)           21C will not, and will not permit any of the 21C Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, a “21C Affiliate Transaction”) involving aggregate consideration in excess of $2.5 million, other than (x) 21C Affiliate Transactions permitted under paragraph (b) below and (y) 21C Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of 21C or such 21C Restricted Subsidiary.

All 21C Affiliate Transactions (and each series of related 21C Affiliate Transactions) involving aggregate payments or other property with a fair market value in excess of $10.0 million shall be approved by the Board of Directors of 21C or such 21C Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.  If 21C or any 21C Restricted Subsidiary enters into a 21C Affiliate Transaction (or a series of related 21C Affiliate Transactions) that involves an aggregate fair market value of more than $20.0 million, 21C or such 21C Restricted Subsidiary, as the case may be, shall obtain an opinion as to the fairness of such transaction or series of related transactions to 21C or the relevant 21C Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Administrative Agent.

(b)           The following shall not be deemed 21C Affiliate Transactions and, therefore, the restrictions set forth in Section 15(a) shall not apply to:

(1)           reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants or to professional corporations of which they are the owner of 21C or any Restricted Subsidiary of 21C as determined in good faith by the 21C’s Board of Directors or senior management;

(2)           transactions between or among 21C and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by this Term B Loan Guarantee;

(3)           the payment of management, consulting, monitoring and advisory fees and related expenses to the 21C Permitted Holders and the termination fees pursuant to the Management Agreement as in effect on the Closing Date or any amendment thereto (so long as such amendment is not less favorable to the Secured Parties in any material respect than the Management Agreement on the Closing Date);

(4)           any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Secured Parties in any material respect than the original agreement as in effect on the Closing Date;

(5)           21C Restricted Payments and 21C Permitted Investments permitted by this Term B Loan Guarantee;

(6)           transactions with a Person that is an Affiliate of 21C solely because 21C owns, directly or indirectly, Capital Stock of, or controls, such Person; provided such Person does not control 21C;

(7)           the pledge of Capital Stock of Unrestricted Subsidiaries to support Indebtedness thereof;

(8)           issuances and sales of Capital Stock of 21C to Affiliates of 21C or the receipt of the proceeds of capital contributions in respect of Capital Stock;

(9)           payments made by 21C or any Restricted Subsidiary to any 21C Permitted Holder for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members, if any, of the Board of Directors of 21C in good faith;

(10)         transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Term B Loan Guarantee that are fair to 21C and the 21C Restricted Subsidiaries, in the reasonable determination of the Board of Directors of

21C, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(11)         the existence of, or the performance by 21C or any of the 21C Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it was a party on the Closing Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by 21C or any of the 21C Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Secured Parties in any material respect than the original agreement as in effect on the Closing Date;

(12)         purchases or payments for professional liability and other insurance by 21C, the 21C Restricted Subsidiaries, their respective employees or any Person that is an Affiliate of 21C to Batan Insurance in the ordinary course of business and at fair market value as determined by 21C in good faith; and

(13)         leasing of property or equipment from 21C’s employees or any Person that is an Affiliate of 21C in the ordinary course of business and at fair market values as determined by 21C in good faith.

Section 16.                                    Limitations of Guarantees by 21C Restricted Subsidiaries.

(a)           21C will not permit any of its Restricted Subsidiaries (other than Foreign Subsidiaries), directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to Indebtedness under the 21C Credit Agreement, unless, in any such case:

(1)           such Restricted Subsidiary within 30 days (or such longer period as may be permitted under the terms of this Term B Loan Guarantee) executes and delivers a supplement to this Term B Loan Guarantee, providing a guarantee of payment of the Loans by such Restricted Subsidiary (upon delivery of such a supplement, such Restricted Subsidiary shall be an “Additional 21C Guarantor”);

(2)           such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against 21C or any other 21C Restricted Subsidiary as a result of any payment by such 21C Restricted Subsidiary under this Term B Loan Guarantee until payment in full of the Obligations; and

(3)           such Restricted Subsidiary shall deliver to the Administrative Agent an opinion of counsel stating that:

(A)          such Term B Loan Guarantee has been duly executed and authorized; and

(B)          such Term B Loan Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided the Restricted Subsidiary shall not be required to provide the legal opinions required by this clause (3) if the applicable Subsidiary (on a consolidated basis) accounts for less than 1% of the assets, revenues or Consolidated EBITDA of the Borrower, in each case on a pro forma basis as of the end of and for the four fiscal quarters most recently ended for which financial statements have been delivered under Section 6.1(a) or (b) of the Credit Agreement or, if prior to the first delivery date for such financial statements, for which financial statements of the Borrower are available, as though such Subsidiary had become a Subsidiary at the beginning of such period, unless such Subsidiary, together with all other Subsidiary Guarantors organized in the same jurisdiction with respect to which no opinions have been received by the Administrative Agent, account for 4% of more of the assets, revenues or Consolidated EBITDA of the Borrower (determined on the same basis as provided above).

(b)           Notwithstanding the foregoing, any such Term B Loan Guarantee by a Restricted Subsidiary of 21C of the Loans shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Secured Parties, upon:

(1)           the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Term B Loan Guarantee was executed and delivered pursuant to Section 16(a); or

(2)           any transaction after which such 21C Restricted Subsidiary is no longer a 21C Restricted Subsidiary; provided that such transaction is otherwise in compliance with the terms of this Term B Loan Guarantee.

Section 17.                                    Conduct of Business by 21C.

21C and the 21C Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary, complementary, reasonably related to or a reasonable extension of the businesses in which 21C and its Restricted Subsidiaries are engaged on the Closing Date, except to such extent as would not be material to 21C and its Subsidiaries taken as a whole.

Section 18.                                    Merger, Consolidation or Sale of Assets by 21C Guarantors.

Neither 21C nor any 21C Guarantor (other than any 21C Guarantor whose Term B Loan Guarantee is to be released in accordance with the terms of this Term B Loan Guarantee) shall, and 21C will not cause or permit any 21C Guarantor to, consolidate with or merge with or into any Person other than 21C or any other 21C Guarantor unless:

(a)           the entity formed by or surviving any such consolidation or merger (if other than 21C or the 21C Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(b)           such entity assumes by supplemental indenture all of the obligations of 21C or the 21C Guarantor on the Term B Loan Guarantee; and

(c)           immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Section 19.                                    Designated Senior DebtSection 20.  .

Parent and each 21C Guarantor hereby specifically designates its obligations under this Term B Loan Guarantee as (i) “Senior Debt” and “Designated Senior Debt” within the meaning of the Subordinated Notes Indenture, and (to the extent the concept of designated senior debt (or similar concept) exists therein) any Refinancing thereof, and (ii) “Senior Debt” and “Designated Senior Debt” or any similar category of debt (to the extent such concept of designated senior debt (or similar concept) exists therein) under the documents governing the OnCure Notes or the Second Lien Notes or any Refinancing thereof.

Section 20.                                    Representations and Warranties.

Parent and each 21C Guarantor ratifies, confirms and, by reference thereto (as fully as though such matters were expressly set forth herein), represents and warrants with respect to itself (and not on behalf of any other 21C Guarantor) those matters set forth in Section 4 of the Credit Agreement inclusive to the extent applicable to Parent or such 21C Guarantor, as the case may be, and such representations and warranties shall be true and correct in all material respects as of the date hereof.  Without limiting the foregoing, Parent and each 21C Guarantor hereby represents and warrants that its execution and performance of this Term B Loan Guarantee by Parent and the 21C Guarantors do not and will not conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any of the 21C Group Material Indebtedness.

Section 21.                                    No Waiver; Remedies

All notices and other communications provided for hereunder shall be given in accordance with the provisions set out in Section 9.2 of the Credit Agreement, mutatis mutandis.

Section 22.                                    Right of Setoff

If an Event of Default shall have occurred and be continuing and upon the request of the Required Lenders to declare the Loans due and payable in accordance with Section 7 of the Credit Agreement and with the consent of the Collateral Agent, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party to or for the credit or the account of Parent or any 21C Guarantor against any and all of the obligations which are due and owing of Parent or such 21C Guarantor now or hereafter existing under this Term B Loan Guarantee or any other Loan Document to such Secured Party, in each case, to the extent due and owing. The rights of each Secured Party under this clause are in addition to other rights and remedies (including other rights of setoff) that such Secured Party or such Affiliate may have. Each Secured Party agrees to notify Parent or such 21C Guarantor and the Collateral Agent promptly after any such setoff and appropriation and application; provided that the failure to give such notice shall not affect the validity of such setoff and appropriation and application.

Section 23.                                    Execution in Counterparts

This Term B Loan Guarantee may be executed by one or more of the parties to this Term B Loan Guarantee on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Term B Loan Guarantee by facsimile, .pdf file or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Term B Loan Guarantee signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 24.                                    Governing Law

THIS Term B Loan Guarantee AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS Term B Loan Guarantee SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WILL BE REQUIRED THEREBY.

Section 25.                                    Definitions

For all purposes of this Term B Loan Guarantee, except as otherwise expressly provided or unless the context otherwise requires:

“21C” shall have the meaning set forth in the preamble.

“21C 8-7/8% Notes” means the 8-7/8% Senior Secured Second Lien Notes due 2017 issued by 21C (then named “Radiation Therapy Services, Inc.”) pursuant to the related Indenture dated as of May 10, 2012 by and between Wilmington Trust, National Association, as trustee, 21C and the Persons set forth as “Guarantors” therein, in each case as the same may from time to time have been or in the future be amended, restated, supplemented or otherwise modified, or renewed, refinanced, substituted or otherwise replaced.

“21C 9-7/8% Notes” means the 9-7/8% Senior Subordinated Lien Notes due 2017 issued by 21C (then named “Radiation Therapy Services, Inc.”) pursuant to the related Indenture dated as of April 20, 2010 by and between Wells Fargo Bank, National Association as trustee, 21C and the Persons set forth as “Guarantors” therein, in each case as the same may from time to time have been or in the future be amended, restated, supplemented or otherwise modified, or renewed, refinanced, substituted or otherwise replaced.

“21C Affiliate Transaction” shall have the meaning set forth in Section 15(a).

“21C Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other voluntary transfer for value of any property of 21C or any property of any 21C Restricted Subsidiary (including any 21C Sale and Leaseback Transaction) to any Person other than 21C or a Restricted Subsidiary of 21C (or a Person who becomes a Restricted Subsidiary of 21C in connection with such transaction) of:

(1)           any Capital Stock of any Restricted Subsidiary of 21C; or

(2)           any other property or assets (other than Capital Stock of 21C) of 21C or any 21C Restricted Subsidiary other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include:

(a)                                 a transaction or series of related transactions for which 21C or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

(b)                                 the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of 21C or a 21C Restricted Subsidiary as permitted by Section 18;

(c)                                  any Restricted Payment permitted by Section 11 or any 21C Permitted Investment;

(d)                                 the sale or discount of accounts receivable, but only in connection with the compromise or collection thereof;

(e)                                  disposals or replacements of obsolete, damaged or worn out equipment;

(f)                                   any conversion of Cash Equivalents into cash or any form of Cash Equivalents;

(g)                                  any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other litigation claims;

(h)                                 any termination or expiration of any lease or sublease of real property in accordance with its terms;

(i)                                     creating or granting of Liens (and any sale or disposition thereof or foreclosure thereon) not prohibited by this Term B Loan Guarantee;

(j)                                    condemnations on or the taking by eminent domain of property or assets; and

(k)                                 any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“21C Change of Control” means the occurrence of one or more of the following events:

(1)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of 21C and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) (whether or not otherwise in compliance with the provisions of this Term B Loan Guarantee), other than to the 21C Permitted Holders;

(2)           the approval by the holders of Capital Stock of 21C of any plan or proposal for the liquidation or dissolution of 21C (whether or not otherwise in compliance with the provisions of this Term B Loan Guarantee);

(3)           21C becomes aware (whether by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any Person or Group (other than the 21C Permitted Holders and any entity formed for the purpose of owning Capital Stock of 21C) is or has become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of 21C; or

(4)           the replacement of a majority of the Board of Directors of 21C over a two year period from the directors who constituted the Board of Directors of 21C at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of 21C then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

For purposes of this definition (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Capital Stock of 21C shall not itself be considered a Person or Group for purposes of clause (1) or (3) above.

“21C Credit Agreement” means the Credit Agreement dated as of May 10, 2012, as amended and restated on August 28, 2013 by and among 21C, the lenders party thereto in their capacities as lenders thereunder and Wells Fargo Bank, National Association, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), as may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of

21C as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“21C Entities” means Parent, 21C and each of 21C’s Subsidiaries.

“21C Group Material Indebtedness” means Indebtedness pursuant to any of (i) the 21C 8-7/8 Notes, (ii) the 21C 9-7/8% Notes, (iii) the OnCure Notes, (iv) the 21C Credit Agreement, and (v) any Refinancing of any of the foregoing.

“21C Guarantor” shall have the meaning set forth in the preamble.

“21C Issue Date” means May 10, 2012.

“21C Net Cash Proceeds” means, with respect to any 21C Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by 21C or any of its Restricted Subsidiaries from such 21C Asset Sale, or 21C or any of its Restricted Subsidiaries from such 21C Asset Sale, net of:

(1)           out-of-pocket expenses and fees relating to such 21C Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)           taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)           repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such 21C Asset Sale; and

(4)           appropriate amounts to be provided by 21C or any of its Restricted Subsidiaries as a reserve, in accordance with GAAP, against any liabilities associated with such 21C Asset Sale and retained by 21C or any of its Restricted Subsidiaries after such 21C Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such 21C Asset Sale.

“21C Permitted Holder(s)” means each of Vestar Capital Partners and each of its Affiliates but not including, however, any portfolio operating companies of any of the foregoing.

“21C Permitted Investments” means:

(1)           Investments by 21C or any Restricted Subsidiary of 21C in any Person that is or will become immediately after such Investment a Restricted Subsidiary of 21C or that will merge or consolidate into 21C or a Restricted Subsidiary of 21C;

(2)           Investments in 21C by any Restricted Subsidiary of 21C;

(3)           investments in cash and Cash Equivalents;

(4)           loans and advances to employees, directors and officers of 21C and its Restricted Subsidiaries or to any physician affiliated with 21C or its Restricted Subsidiaries, or to any employee of any such physician, in the ordinary course of business for bona fide business purposes (including all such loans or advances which are then classified as having been made as of the Emergence Date under clause (4) of the definition of Permitted Investments in the Second Lien Notes Indenture) not in excess of $3.0 million at any one time outstanding;

(5)           Hedging Obligations entered into not for speculative purposes and otherwise in compliance with the 21C Credit Agreement;

(6)           Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7)           Investments made by 21C or its Restricted Subsidiaries as a result of consideration received in connection with a 21C Asset Sale made in compliance with Section 13 or any consideration received in connection with a disposition of assets excluded from the definition of “21C Asset Sale”;

(8)           Investments represented by guarantees that are otherwise permitted under this Term B Loan Guarantee;

(9)           Investments the payment for which is Qualified Capital Stock of 21C;

(10)         Investments by 21C or its Restricted Subsidiaries in Unrestricted Subsidiaries, taken together with all other 21C Permitted Investments pursuant to this clause (10) of the definition of 21C Permitted Investment (including all such Investments which are then classified as having been made as of the Emergence Date under clause (10) of the definition of Permitted Investments in the Second Lien Notes Indenture) not to exceed $10.0 million at any one time outstanding;

(11)         Investments relating to Insurance Subsidiaries up to an aggregate principal amount outstanding at any one time equal to $10.0 million;

(12)         Investments in joint ventures not to exceed $30.0 million at any time outstanding;

(13)         workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(14)         receivables owing to 21C or a Restricted Subsidiary of 21C if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as 21C or such Restricted Subsidiary, as the case may be, deems reasonable under the circumstances;

(15)         any Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

(16)         any Investments existing on the 21C Issue Date, to the extent continuing in existence and any modification, renewal, replacement or extension thereof; provided that the outstanding amount of such Investment may not be increased by any such modification, renewal, replacement or extension thereof unless (x) such modification, renewal, replacement or extension is required by the terms of such Investment as in existence on the 21C Issue Date, (y) the aggregate amount by which all Investments made under this clause (16) of the definition of 21C Permitted Investment may be increased after the 21C Issue Date shall not exceed $20.0 million or (z) as otherwise permitted by this Term B Loan Guarantee;

(17)         Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(18)         Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition; and

(19)         additional Investments (including all such Investments which are then classified as having been made as of the Emergence Date under clause (19) of the definition of Permitted Investments in the Second Lien Notes Indenture) not to exceed the greater of (a) $20.0 million and (b) 2.0% of 21C Total Assets at any one time outstanding, provided that if such Investment is in Capital Stock of a Person that subsequently becomes a 21C Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) of the definition of 21C Permitted Investment and shall not be included as having been made pursuant to this clause (19) of the definition of 21C Permitted Investment.

“21C Permitted Liens” means the following types of Liens:

(1)           Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which 21C or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)           judgment Liens not giving rise to an Event of Default;

(5)           easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of 21C or any of its Restricted Subsidiaries;

(6)           any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(7)           Liens securing 21C Purchase Money Indebtedness; provided, however, that (a) such 21C Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of 21C or any Restricted Subsidiary of 21C other than the property and equipment so acquired and (b) the Lien securing such 21C Purchase Money Indebtedness shall be created within 90 days of such acquisition;

(8)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)           Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)         Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of 21C or any of its Restricted Subsidiaries, including rights of offset and setoff;

(11)         Liens securing Hedging Obligations otherwise permitted under this Term B Loan Guarantee;

(12)         Liens securing Indebtedness under Currency Agreements;

(13)         Liens securing Acquired Indebtedness incurred in accordance with Section 10; provided that:

(a)                                 such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by 21C or a

Restricted Subsidiary of 21C and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by 21C or a Restricted Subsidiary of 21C; and

(b)                                 such Liens do not extend to or cover any property or assets of 21C or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of 21C or a Restricted Subsidiary of 21C and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by 21C or a Restricted Subsidiary of 21C.

(14)         Liens on assets of a Restricted Subsidiary of 21C that is not a 21C Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under this Term B Loan Guarantee;

(15)         leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of 21C and its Restricted Subsidiaries;

(16)         banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(17)         Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(18)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(19)         Liens on assets of any Restricted Subsidiary of 21C that is not a 21C Guarantor;

(20)         Liens on assets or Capital Stock of Unrestricted Subsidiaries of 21C;

(21)         Liens securing insurance premium financing; provided that such Liens do not extend to any property or assets other than the insurance policies and proceeds thereof;

(22)         Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that is permitted by the terms of this Term B Loan Guarantee to be incurred pursuant to clause (2) of Section 10(b);

(23)         Other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25.0 million at any one time outstanding;

(24)         Liens securing Obligations in respect of any Future Second Lien Indebtedness (as defined in the Second Lien Notes Indenture) or Junior Priority Indebtedness (as defined in the Second Lien Notes Indenture) permitted to be incurred pursuant to Section 10; provided that, with respect to liens securing Obligations permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured

Leverage Ratio of 21C would be no greater than 3.25 to 1.00; provided further that, for purposes of calculating the Consolidated Secured Leverage Ratio pursuant to this clause, the total amount of Indebtedness permitted to be incurred pursuant to clause (2) of Section 10(b) shall be deemed to be outstanding and secured by Liens;

(25)         Liens incurred to secure obligations in respect of Indebtedness permitted by clause (11) of Section 10(b); provided that such Liens do not extend to any additional property or assets other than the Liens securing such Indebtedness being refinanced; and

(26)         Liens in respect of (i) the Second Lien Notes outstanding as of the Closing Date, the Second Lien Notes Indenture or the Security Documents (as such term is defined in the Second Lien Notes Indenture) in respect of the Second Lien Notes outstanding as of the Closing Date and the guarantees thereof, and (ii) the OnCure Notes outstanding as of the Closing Date, the OnCure Notes Indenture or the Security Documents (as such term is defined in the OnCure Indenture) in respect of the OnCure Notes outstanding as of the Closing Date and the guarantees thereof.

“21C Purchase Money Indebtedness” shall have the meaning set forth in Section 10(b)(3).

“21C Reference Date” shall have the meaning set forth in Section 11(a).

“21C Refinancing Indebtedness” means any Refinancing by 21C or any Restricted Subsidiary of 21C of Indebtedness incurred in accordance with Section 10 (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9), (10), (12), (13), (14) or (15) of Section 10(b)), in each case that does not:

(1)           create Indebtedness with an aggregate principal amount in excess of the aggregate principal amount of Indebtedness of such Person being Refinanced (plus accrued interest, premiums paid and the amount of fees and expenses incurred by 21C in connection with such Refinancing); or

(2)           create Indebtedness with:  (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the earlier of (i) the final maturity of the Indebtedness being Refinanced or (ii) the final maturity of the Loans plus six months; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of 21C and the 21C Guarantors (and is not otherwise guaranteed by a Restricted Subsidiary of 21C), then such Refinancing Indebtedness shall be Indebtedness of 21C and/or the 21C Guarantors and (y) if such Indebtedness being Refinanced is subordinate in right of payment to the Loans or any Term B Loan Guarantee, then such Refinancing Indebtedness shall be subordinate in right of payment to the Loans or such Term B Loan Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“21C Restricted Payment” shall have the meaning set forth in Section 11(a).

“21C Restricted Subsidiaries” means any Subsidiary of 21C which at the time of determination is not an Unrestricted Subsidiary of 21C.  For the avoidance of doubt, any reference in this Term B Loan Guarantee with respect to Restricted Subsidiaries of 21C shall mean the 21C Restricted Subsidiaries.

“21C Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to 21C or a Restricted Subsidiary of 21C of any property, whether owned by 21C or any Restricted Subsidiary of 21C or later acquired, which has been or is to be sold or transferred by 21C or such Restricted Subsidiary of 21C to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“21C Subordinated Indebtedness” means Indebtedness of 21C or any 21C Guarantor that is subordinated or junior in right of payment to the Secured Parties, the guarantee of such 21C Guarantor pursuant to this Term B Loan Guarantee, as the case may be.

“21C Total Assets” means, as of any date of determination, after giving pro forma effect to any acquisition of assets on such date, the sum of the amounts that would appear on the consolidated balance sheet of 21C and its Restricted Subsidiaries as the total assets of 21C and its Restricted Subsidiaries.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business, all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” means any Person, property, business or asset acquired (other than in the ordinary course of business) during a period (but not the Acquired EBITDA of any related Person, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the acquiring Person or its Subsidiaries during such period.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of 21C or at the time it merges or consolidates with or into 21C or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of 21C or such acquisition, merger or consolidation.

“Additional 21C Guarantor” shall have the meaning set forth in Section 16(a).

“Administrative Agent” shall have the meaning set forth in the preamble.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Acquisition” means (1) an Investment by 21C or any Restricted Subsidiary of 21C in any other Person pursuant to which such Person shall become a Restricted Subsidiary of 21C or any Restricted Subsidiary of 21C, or shall be merged with or into 21C or any Restricted Subsidiary of 21C, or (2) the acquisition by 21C or any Restricted Subsidiary of 21C of the assets of any Person (other than a Restricted Subsidiary of 21C) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrower” shall have the meaning set forth in the preamble.

“Capital Stock” means:

(1)           with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2)           with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)           marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)           marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3)           commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)           certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)           investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Closing Date” shall have the meaning assigned to it in the Credit Agreement.

“Collateral Agent” means Cortland Capital Market Services LLC, as the collateral agent for the Secured Parties under this Term B Loan Guarantee and the other Loan Documents, together with any of its successors in such capacity.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such, Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)           Consolidated Net Income; and

(2)           to the extent Consolidated Net Income has been reduced thereby: (a) all income, franchise or similar taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period; (b) Consolidated Fixed Charges; (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives) for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; (d) any expenses or charges incurred in connection with any Equity Offering, 21C Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Term B Loan Guarantee (in each case whether or not consummated); and (e) the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid by such Person to the 21C Permitted Holders (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) for which internal financial statements are available to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)           the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)           any asset sales or other dispositions or Asset Acquisitions that occurred during the Four Quarter Period or after the end of the Four Quarter Period and on or prior to the Transaction Date (including without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition) and the reduction in costs and related adjustments (including, without limitation, the elimination of physician and shareholder compensation, and the normalization of rental expense) that (i) were directly attributable to such Asset Acquisition calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect on the Closing Date (ii) were actually implemented by the business that was the subject of any such Asset Acquisition prior to the Transaction Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that 21C reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition), as if all such reductions in costs had been effected as of the beginning of such period. Notwithstanding the foregoing, pro forma adjustments in respect of any Asset Acquisition of an Acquired Entity or Business for which the actual Acquired EBITDA cannot be determined due to the absence of reliable financial statements, an adjustment equal to the Acquired EBITDA for such Acquired Entity or Business for the relevant period preceding the date of such Asset Acquisition, as estimated in good faith by the chief financial officer of the 21C shall be permitted.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator of this “Consolidated Fixed Charge Coverage Ratio”:

(1)           interest on Indebtedness being given a pro forma effect which is determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)           notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)           Consolidated Interest Expense; plus

(2)           the amount of all cash dividend payments on any series of Disqualified Stock of such Person and, to the extent permitted under this Term B Loan Guarantee (without giving effect to the termination thereof), its Restricted Subsidiaries (other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) paid during such period.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)           the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness; and

(2)           the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)           with respect to 21C and its Restricted Subsidiaries, after-tax gains (or losses) from 21C Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2)           after-tax extraordinary, unusual or nonrecurring gains (or losses), costs, charges or expenses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses and non-compete payments);

(3)           solely for the purpose of determining the amount available for Restricted Payments permitted under Section 11(a)(iii) the net income (or loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise; unless such restriction with respect to the payment of dividends or similar distributions has been legally waived and except to the extent of cash dividends or distributions paid to the referent Person or to another Restricted Subsidiary of the referent Person by such Person;

(4)           the net income (or loss) of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(5)           net after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period);

(6)           in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(7)           non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs;

(8)           any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness;

(9)           the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to October 28, 2013 resulting from the application of SFAS Nos. 141, 142 or 144 or other accounting pronouncements relating to purchase accounting);

(10)         any net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133); and

(11)         any increase in amortization or depreciation or other non-cash charges or the impact of write-off of deferred revenues resulting from the application of ASC 852 in relation to the OnCure Emergence Transactions.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges or expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Secured Leverage” means, with respect to any Person, the sum of the aggregate outstanding Secured Indebtedness for borrowed money of such Person and its Restricted Subsidiaries less the aggregate amount of cash and Cash Equivalents of such Person and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, with respect to any Person, as of any date of determination, the ratio of (x) Consolidated Secured Leverage of such Person at such date to (y) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of such Person are available, in each case, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”; provided that, for the purpose of determining Consolidated Secured Leverage, the aggregate amount of cash and Cash Equivalents of such Person and its Restricted Subsidiaries shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date.

“Credit Agreement” shall have the meaning set forth in the preamble.

“Credit Facilities” means one or more bank debt facilities or agreements (including, without limitation, the 21C Credit Agreement) or commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, extended, replaced, restructured or refinanced in whole or in part from time to time under the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in currency values.

“Debt Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Default” shall have the meaning assigned to it in the Credit Agreement.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by 21C or one of its Restricted Subsidiaries in connection with a 21C Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by a senior financial officer of 21C, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the Latest Termination Date.

“Equity Offering” means an offering of Qualified Capital Stock of Parent, 21C,  any direct or indirect parent entity of the Borrower.

“Event of Default” shall have the meaning assigned to it in the Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“FF&E” means furniture, fixtures and equipment necessary and/or appropriate for the provision of radiation oncology services by a Managed Practice, including all existing, additional, upgrades to and replacement items of the foregoing.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of 21C, acting reasonably and in good faith, and shall be evidenced by a Board Resolution of the Board of Directors of 21C delivered to the Administrative Agent.

“Foreign Subsidiary” means (1) a Restricted Subsidiary other than a Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia, (2) any Restricted Subsidiary of a Restricted Subsidiary described in clause (1), and (3) any Subsidiary that has no material assets other than Capital Stock of entities described in clause (1).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred not for speculative purposes under:

(1)           Interest Swap Obligations;

(2)           Currency Agreements;

(3)           any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

(4)           other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Indebtedness” means with respect to any Person, without duplication:

(1)           all indebtedness of such Person for borrowed money;

(2)           all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)           all Capitalized Lease Obligations of such Person;

(4)           all indebtedness of such Person issued or assumed as the deferred purchase price of property (but excluding any such indebtedness (a) that constitutes trade accounts payable or other accrued liabilities and (b) in the form of earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(5)           all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)           guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below, except those incurred in the ordinary course of business and not in respect of borrowed money;

(7)           all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

(8)           all Debt Obligations under currency agreements and interest swap agreements of such Person; and

(9)           all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any;

if and to the extent that any of the foregoing Indebtedness would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Term B Loan Guarantee, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Stock.

“Insurance Subsidiary” means each of Batan Insurance and any Subsidiary of 21C engaged solely in one or more of the general liability, professional liability, health and benefits and workers compensation and any other insurance businesses, providing insurance coverage for 21C, its Subsidiaries and any of its direct or indirect parents and the respective employees, officers or directors thereof.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Insolvency Laws” shall have the meaning set forth in Section 2.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.  “Investment” shall exclude extensions of trade credit by 21C and its Restricted Subsidiaries in accordance with normal trade practices of 21C or such Restricted Subsidiary, as the case may be.  If 21C or any Restricted Subsidiary of 21C sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of 21C such that, after giving effect to any such sale or disposition, 21C no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, 21C shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.  If 21C or any 21C Restricted Subsidiary sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of 21C such that, after giving effect to any such sale or disposition, 21C no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such 21C Restricted Subsidiary, 21C shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Latest Termination Date” shall have the meaning assigned to it in the Credit Agreement.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Loan” shall have the meaning assigned to it in the Credit Agreement.

“Loan Documents” shall have the meaning assigned to it in the Credit Agreement.

“Management Agreement” means the management agreement between certain of the management companies associated with the 21C Permitted Holders and 21C as in effect on the 21C Issue Date and any amendment or replacement thereof so long as any such amendment or replacement agreement is not more disadvantageous to the Secured Parties in any material respect than the original agreement as in effect on the 21C Issue Date.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto, and all laws pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and requirements of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all laws pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and requirements of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Obligations” shall have the meaning set forth in Section 1.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Vice President or the Treasurer or Secretary of 21C or any 21C Guarantor, as applicable.

“Officer’s Certificate” means a certificate, signed by two Officers of 21C, at least one of whom shall be the principal executive officer or principal financial officer, principal accounting officer or Treasurer of 21C.

“OnCure” means OnCure Holdings, Inc., a Delaware corporation.

“OnCure Confirmation Order” means that certain order confirming the Plan of Reorganization pursuant to Section 1129 of the United States Bankruptcy Code, 11 U.S.C. ss. 101 et seq., as amended, entered by the United States Bankruptcy Court for the District of Delaware on October 3, 2013.

“OnCure Emergence Transactions” means the transactions occurring pursuant to the OnCure Plan of Reorganization and the OnCure Confirmation Order.

“OnCure Guarantor” means: (1) each Restricted Subsidiary of OnCure that guaranteed the OnCure Notes as of October 25, 2013; and (2) each of OnCure’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the OnCure Indenture as an OnCure Guarantor; provided that any Person constituting an OnCure Guarantor as described above shall cease to constitute an OnCure Guarantor when its respective guarantee of the OnCure Notes is released in accordance with the terms of the OnCure Indenture.

“OnCure Indenture” means the amended and restated indenture dated as of October 25, 2013 by and between Wilmington Trust, National Association, as trustee, OnCure and the Persons set forth as “Guarantors” therein, as the same may from time to time have been or in the future be amended, restated, supplemented or otherwise modified, or renewed, refinanced, substituted or otherwise replaced.

“OnCure Notes” means the 11-3/4% Senior Secured Notes due 2017 issued by OnCure, pursuant to the OnCure Indenture, as the same may from time to time have been or in the future be amended, restated, supplemented or otherwise modified, or renewed, refinanced, substituted or otherwise replaced..

“OnCure Plan of Reorganization” means that certain Plan of Reorganization For OnCure Holdings, Inc. and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code filed by the Company and certain of its affiliates on July 17, 2013, Case No. 13-11540 (KG) in the United States Bankruptcy Court for the District of Delaware, as altered, amended, modified, or supplemented from time to time prior to entry of the OnCure Confirmation Order, including any exhibits, supplements, annexes, appendices and schedules thereto, as confirmed by such Bankruptcy Court pursuant to the OnCure Confirmation Order.

“Parent” shall have the meaning set forth in the preamble.

“Patients” means all individuals receiving radiation oncology services from a Managed Practice.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Proceeds” means any of the following or any combination of the following:

(1)           cash and Cash Equivalents;

(2)           the fair market value of assets that are used or useful in a Similar Business; and

(3)           Capital Stock of a Person engaged in a Similar Business.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Required Improvements” means all servicing, repair, cleaning and maintenance and repairs of the FF&E to ensure that it is in good condition and repair and adequate for the provision of radiation oncology services by the Managed Practice; including but not limited to, maintenance of all radiation equipment by licensed professionals in accordance, in all material respects, with all laws pertaining to hazardous materials.

“Required Lender” shall have the meaning assigned to it in the Credit Agreement.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Second Lien Notes” shall have the meaning set forth in Section 10(b)(3).

“Second Lien Notes Indenture” shall have the meaning set forth in Section 10(b)(3).

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“Similar Business” means any business conducted or proposed to be conducted by 21C and the 21C Restricted Subsidiaries on the Closing Date or any business that is the same, similar, complementary, reasonably related, incidental or ancillary thereto or a reasonable extension thereof, or other businesses to the extent as would not be material to the Borrower and its Subsidiaries taken as a whole or 21C and its Subsidiaries taken as a whole, as applicable.

“Subordinated Notes” shall have the meaning set forth in Section 10(b)(3).

“Subordinated Notes Indenture” shall have the meaning set forth in Section 10(b)(3).

“Subsidiary,” with respect to any Person, means:

(1)           any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)           any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary Guarantor” shall have the meaning assigned to it under the 21C Credit Agreement.

“Term B Loan Guarantee” shall have the meaning set forth in the preamble.

“Unrestricted Subsidiary” of any Person means:

(1)           any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, 21C or any Restricted Subsidiary of 21C that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)           21C delivers an Officers’ Certificate to the Administrative Agent that such designation complies with Section 11; and

(2)           each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of 21C or any of its Restricted Subsidiaries (other than the Capital Stock of Unrestricted Subsidiaries).

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 11, the portion of the fair market value of the net assets of such Subsidiary of the 21C at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of 21C and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of 21C, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under Section 11.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)           immediately after giving effect to such designation, 21C is able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under Section 10(b)) in compliance with Section 10; and

(2)           immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Term B Loan Guarantee as of the day and year first above written.

Guarantors

PARENT:

21st CENTURY ONCOLOGY HOLDINGS, INC., f/k/a RADIATION THERAPY SERVICES HOLDINGS, INC., as a Guarantor

By:	/s/ Bryan J. Carey
Name:	Bryan J. Carey
Title:	Chief Financial Officer

21C:

21st CENTURY ONCOLOGY, INC., f/k/a RADIATION THERAPY SERVICES, INC.,
as a 21C Guarantor

By:	/s/ Bryan J. Carey
Name:	Bryan J. Carey
Title:	Chief Financial Officer

[Guarantors Continue on Next Page]

[Signature page to Term B Loan Guarantee]

21ST CENTURY ONCOLOGY OF ALABAMA, LLC
ARIZONA RADIATION THERAPY MANAGEMENT SERVICES, INC.
CALIFORNIA RADIATION THERAPY MANAGEMENT SERVICES, INC.
21ST CENTURY ONCOLOGY OF JACKSONVILLE, LLC
21ST CENTURY ONCOLOGY, LLC
21ST CENTURY ONCOLOGY OF HARFORD COUNTY, MARYLAND LLC
BERLIN RADIATION THERAPY TREATMENT CENTER, LLC
AMERICAN CONSOLIDATED TECHNOLOGIES, L.L.C.
NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INCORPORATED
21ST CENTURY ONCOLOGY OF NEW JERSEY, INC.
NEW YORK RADIATION THERAPY MANAGEMENT SERVICES, LLC
NORTH CAROLINA RADIATION THERAPY MANAGEMENT SERVICES, LLC
WEST VIRGINIA RADIATION THERAPY SERVICES, INC.
DEVOTO CONSTRUCTION OF SOUTHWEST FLORIDA, INC.
FINANCIAL SERVICES OF SOUTHWEST FLORIDA, LLC
RADIATION THERAPY SERVICES INTERNATIONAL, INC.
21ST CENTURY ONCOLOGY MANAGEMENT SERVICES, INC.
MARYLAND RADIATION THERAPY MANAGEMENT SERVICES, LLC
21ST CENTURY ONCOLOGY OF PRINCE GEORGES COUNTY, MARYLAND, LLC
MICHIGAN RADIATION THERAPY MANAGEMENT SERVICES, INC.
21ST CENTURY ONCOLOGY OF SOUTH CAROLINA, LLC
21ST CENTURY ONCOLOGY SERVICES, LLC

[Guarantors Continue on Next Page]

[Signature page to Term B Loan Guarantee]

JACKSONVILLE RADIATION THERAPY SERVICES, LLC
PHOENIX MANAGEMENT COMPANY, LLC
ATLANTIC UROLOGY CLINICS, LLC
CAROLINA REGIONAL CANCER CENTER, LLC
AURORA TECHNOLOGY DEVELOPMENT, LLC
DERM-RAD INVESTMENT COMPANY, LLC
21ST CENTURY ONCOLOGY OF PENNSYLVANIA, INC.
GETTYSBURG RADIATION, LLC
CAROLINA RADIATION AND CANCER TREATMENT CENTER, LLC
GOLDSBORO RADIATION THERAPY SERVICES, LLC
AHLC, LLC
ASHEVILLE CC, LLC
RADIATION THERAPY SCHOOL FOR RADIATION THERAPY TECHNOLOGY, INC.
21ST CENTURY ONCOLOGY OF KENTUCKY, LLC
NEW ENGLAND RADIATION THERAPY MANAGEMENT SERVICES, INC.
SAMPSON ACCELERATOR, LLC
SAMPSON SIMULATOR, LLC
PALMS WEST RADIATION THERAPY, L.L.C.
ONCURE HOLDINGS, INC.
ONCURE MEDICAL CORP.
CHARLOTTE COMMUNITY RADIATION ONCOLOGY, INC.
COASTAL ONCOLOGY, INC.
ENGLEWOOD ONCOLOGY, INC.
FOUNTAIN VALLEY & ANAHEIM RADIATION ONCOLOGY CENTERS, INC.
INTERHEALTH FACILITY TRANSPORT, INC.
JAXPET, LLC
JAXPET/POSITECH, L.L.C.
MANATEE RADIATION ONCOLOGY, INC.
MICA FLO II, INC.
MISSION VIEJO RADIATION ONCOLOGY MEDICAL GROUP, INC.
POINTE WEST ONCOLOGY, LLC

[Guarantors Continue on Next Page]

[Signature page to Term B Loan Guarantee]

RADIATION ONCOLOGY CENTER, LLC
SANTA CRUZ RADIATION ONCOLOGY MANAGEMENT CORP.
SARASOTA COUNTY ONCOLOGY, INC.
SARASOTA RADIATION & MEDICAL ONCOLOGY CENTER, INC.
U.S. CANCER CARE, INC.
USCC ACQUISITION CORP.
USCC FLORIDA ACQUISITION CORP.
USCC HEALTHCARE MANAGEMENT CORP.
VENICE ONCOLOGY CENTER, INC.
as 21C Guarantors

By:	/s/ Bryan J. Carey
Name:	Bryan J. Carey
Title:	Vice President

[Signature page to Term B Loan Guarantee]

CORTLAND CAPITAL MARKET SERVICES LLC,
as Collateral Agent

By:	/s/ Emily Ergang-Pappas
Name:	Emily Ergang-Pappas
Title:	Associate Counsel

[Signature page to Term B Loan Guarantee]

Exhibit I to the
Term B Loan Guarantee

SUPPLEMENT NO.       dated as of [                  ], 20[    ] (the “Supplement”) to the Term B Loan Guarantee dated as of February [    ], 2014, from the 21C Guarantors (as defined therein) in favor of [                      ], as administrative agent and collateral Agent (in such capacity, the “Administrative Agent”).

A.            Reference is made to the Credit Agreement, dated as of February [    ], 2014 (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the several banks and other financial institutions or entities from time to time parties to this Supplement and [                          ] (“[Agent TBD]”), as administrative agent and collateral agent.

B.            Capitalized terms used in this Supplement and not otherwise defined in this Supplement shall have the meanings assigned to such terms in the Term B Loan Guarantee.

C.            The 21C Guarantors have entered into the Term B Loan Guarantee in order to induce the Secured Parties to make Loans. Section 16 of the Term B Loan Guarantee provides that additional Subsidiaries of the Borrower may become 21C Guarantors under the Term B Loan Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become 21C Guarantors under the Term B Loan Guarantee [in order to induce the Lenders to make additional Loans and ]as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 16 of the Term B Loan Guarantee, the New Subsidiary by its signature below becomes a 21C Guarantor under the Term B Loan Guarantee with the same force and effect as if originally named therein as a 21C Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Term B Loan Guarantee applicable to it as a 21C Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a 21C Guarantor thereunder are true and correct on and as of the date hereof.  Each reference to a “21C Guarantor” in the Term B Loan Guarantee shall be deemed to include the New Subsidiary. The Term B Loan Guarantee is hereby incorporated in this Supplement by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Supplement may be executed in by one or more of the parties to this Supplement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Supplement by facsimile, .pdf file or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Supplement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

SECTION 4.  The New Subsidiary hereby represents and warrants that set forth under its signature hereto is (i) the true and correct legal name of the New Subsidiary, (ii) its jurisdiction of formation, (iii) its Federal Taxpayer Identification Number and its organizational identification number and (iv) the location of its chief executive office.

SECTION 5.  Except as expressly supplemented hereby, the Term B Loan Guarantee shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WILL BE REQUIRED THEREBY.

SECTION 7.  Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and in the Term B Loan Guarantee; the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 16 of the Term B Loan Guarantee.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Term B Loan Guarantee as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office: